Exhibit 5.1

April 3, 2008

The Finish Line, Inc.
3308 North Mitthoefer Road
Indianapolis, Indiana 46235

Ladies and Gentlemen:

You have requested our opinion in connection with the Registration Statement on Form S-3 (Reg. No. 333-__________) (the “Registration Statement”) filed by The Finish Line, Inc. (“Finish Line”) with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”).  The Registration Statement relates to the registration under the Securities Act of 6,518,971 shares of Finish Line’s Class A Common Stock, par value $0.01 per share (the “Shares”), for distribution and/or resale by the selling shareholder named in the Registration Statement.

We are furnishing this opinion in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In connection with your request, we have made such examination of the corporate records and proceedings of Finish Line and considered such questions of law and taken such further action as we deemed necessary or appropriate to enable us to render this opinion.  Based upon such examination, we are of the opinion that the Shares have been duly authorized by all necessary corporate action of the Company and are validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the heading “Legal Matters” in the prospectus that is part of the Registration Statement.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Sincerely,
/s/ BARNES & THORNBURG LLP
BARNES & THORNBURG LLP